Exhibit 4.4

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SECURED PROMISSORY NOTE

$8,639,650	December 29, 2010

For Value Received, Transgenomic, Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of PGxHealth, LLC, a Delaware limited liability company (together with its successors or assigns, the “Lender”), in lawful money of the United States and in immediately available funds, the principal amount of $8,639,650 (the “Principal Amount”), together with accrued and unpaid interest thereon calculated as set forth in Section 1 (collectively, the “Note Balance”), which shall be due and payable on the dates and in the manner set forth in this Secured Promissory Note (this “Note”).

This Note has been issued to the Lender pursuant to that certain Asset Purchase Agreement, dated as of November 29, 2010, by and among the Lender, Clinical Data, Inc., a Delaware corporation, and the Company, as amended by that certain Amendment to Asset Purchase Agreement, dated December 29, 2010, by and among Lender, Clinical Data, Inc. and the Company (the “Purchase Agreement”).  Capitalized terms used and not otherwise defined herein are intended to have the meanings given to them in the Purchase Agreement.

1.            Installment Payments.

1.1           Principal.  The Company shall repay the outstanding Principal Amount in substantially equal quarterly installments commencing on the date that is eighteen (18) months following the Closing Date and continuing thereafter until the final payment date on December 29, 2013 (the “Final Payment Date”), all as set forth in greater detail on the payment schedule attached hereto as Exhibit A.

1.2           Interest.  The outstanding Principal Amount shall bear interest at the rate of ten percent (10%) per annum, from the date hereof until paid in full.  The aggregate amount of interest due under this Note pursuant to this Section 2 shall be calculated with respect to any given period by multiplying the then-outstanding Principal Amount by the product of: (i) the number of days in such period; multiplied by (ii) the applicable daily interest rate, calculated on the basis of a 365-day year.  All interest hereunder shall be due and payable in arrears on a quarterly basis commencing on the date that is three (3) months following the Closing Date and continuing until the Final Payment Date, all as set forth in greater detail on the payment schedule attached hereto as Exhibit A

1.3           Business Days. Whenever payment of principal of, or interest on, this Note shall be due on a date that is not a Business Day, the date for payment thereof shall be the next succeeding Business Day and interest due on the unpaid principal shall accrue during such extension and shall be payable on such succeeding Business Day.  “Business Day” means any day except a Saturday, Sunday or other days on which commercial banks in Boston, Massachusetts are required or authorized by law to close.

2.           Method For Payments; Optional Prepayments.  All payments under this Note shall be made in lawful money of the United States by wire transfer or other form of immediately available funds acceptable to the Lender at the address of the Lender set forth on the signature page hereof or at such other place as the Lender shall have designated in writing.  All or any portion of the Note Balance may be repaid by the Company at any time prior to the Maturity Date, without penalty; provided, however, that in the event of any such prepayment in an amount less than the amount of the then-outstanding Note Balance, the payment schedule attached hereto as Exhibit A shall be appropriately amended to reflect adjusted quarterly payment amounts totaling the decreased then-outstanding Principal Amount due under this Note.

3.           Required Prepayment.

(a)           Notwithstanding anything to the contrary set forth herein, in the event of a closing of a Qualified Financing (as defined below) prior to the repayment in full of the Note Balance, the Company shall, within five (5) business days of such closing, pay to the Lender in respect of the then-outstanding Note Balance an amount equal to the lesser of: (a) twenty-five percent (25%) of the gross proceeds received by the Company pursuant to such Qualifying Financing; and (b) the then-outstanding Note Balance.  In the event that any such prepayment is for an amount less than the amount of the then-outstanding Note Balance, the payment schedule attached hereto as Exhibit A shall be appropriately amended to reflect adjusted quarterly payment amounts totaling the decreased then-outstanding Principal Amount due under this Note.  As used in this Agreement, the term “Qualified Financing” shall mean any equity-only financing that involves the receipt by the Company of net proceeds of not less than $6,000,000 (whether in a single or a series of transactions), excluding any amounts received in connection with the conversion of any then-outstanding indebtedness or securities of the Company.  For the avoidance of doubt: (x) if there are multiple closings in connection with a Qualified Financing, such Qualified Financing shall not be deemed to have occurred for purposes of this Note until such time as the aggregate net proceeds received by the Company in connection with the sale of equity securities pursuant to the Qualified Financing first equal or exceed $6,000,000; and (y) in no event shall the sale or issuance by the Company of any debt securities, regardless of the amount of capital raised by the Company pursuant to any such sale or issuance, be deemed to constitute a Qualified Financing (or any part thereof).

(b)           Notwithstanding anything to the contrary set forth herein, in the event of a sale of all or substantially all of the assets of the Company, whether by merger, stock sale, asset sale, exclusive license, or otherwise, prior to the repayment in full of the Note Balance (the “Sale of the Company”), the Company shall, within five (5) business days of such closing, pay to the Lender in respect of the then-outstanding Note Balance an amount equal to the lesser of: (a) one hundred percent (100%) of the proceeds, net of any financial advisor and legal fees, received by the Company pursuant to such Sale of the Company; and (b) the then-outstanding Note Balance.  In the event that any such prepayment is for an amount less than the amount of the then-outstanding Note Balance, the payment schedule attached hereto as Exhibit A shall be appropriately amended to reflect adjusted quarterly payment amounts totaling the decreased then-outstanding Principal Amount due under this Note.

4.           Secured Note.  The Company's obligations under this Note are secured by the collateral identified and described as security therefor in the Security Agreement, as executed and delivered by the Company to the Lender as of the date hereof (the “Security Agreement”).  The Company shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the collateral against and take such other action as is necessary to remove any lien on the collateral, or any portion thereof, except as permitted pursuant to the Security Agreement.

5.           Event of Default.  Notwithstanding anything to the contrary set forth herein, the entire unpaid Note Balance due hereunder shall be immediately due and payable (and collectible by the Lender pursuant to any applicable law) if:  (a) the Company fails to pay timely any portion of the Note Balance due under this Note on the date the same becomes due and payable (as set forth on Exhibit A) or within three (3) business days thereafter; (b) the Company makes any assignment for the benefit of its creditors; (c) the Company files (or is the subject of the filing of) any petition or complaint pursuant to any federal or state bankruptcy, reorganization, insolvency or moratorium law or any other law seeking (i) the appointment of a receiver or trustee for any of its assets, (ii) the adjudication of the Company as bankrupt or insolvent, (iii) an “order for relief” under any such statute, or (iv) a reorganization of or a plan of arrangement for the Company, provided in each case where the Company is not the filing party that such petition or complaint is not dismissed within sixty (60) days after the filing thereof; or (d) any “Event of Default” as defined in the Security Agreement occurs (each of the foregoing being referred to herein as an “Event of Default”).

6.           Nature of Obligations.  The indebtedness evidenced by this Note and the Second Note is hereby agreed by the Company to be senior to any other indebtedness of the Company, except to the extent expressly consented to in writing by the Lender, which consent may be given, withheld or conditioned in its sole discretion.

7.           Waiver.  The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

8.           Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

9.           Lost Note.  In the event of any loss of this Note by the Lender, the Company shall execute a replacement promissory note in favor of the Lender on the same exact terms and conditions of this Note upon the receipt by the Company of an affidavit of lost note and indemnity, in form and substance reasonably satisfactory to the Company, duly executed and delivered by the Lender.

10.         Assignment.  The rights and obligations of the Company and the Lender shall inure to the benefit of and be binding on any successors of the parties and shall extend to any holder hereof.

11.         Amendments.  None of the terms or provisions of this Note may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Company and the Lender.

12.         Failure to Exercise Rights.  No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13.         Counterparts.  This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the Company has caused this Secured Promissory Note to be issued on the day and year first written above.

COMPANY:

Transgenomic, Inc.

By:	/s/ Craig J. Tuttle
Craig J. Tuttle
President and Chief Executive Officer

LENDER:

PGxHealth, LLC

By: PGx Health Holdings, Inc.
Its: Sole Member

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President and Chief Legal Officer

Address: Five Science Park
New Haven, CT 06511

[Signature Page to Secured Promissory Note]

EXHIBIT A

	Amount Due
Payment Due Date	Principal	Interest Accrued	Total
3/29/2011	$0.00	$213,032.47	$213,032.47
6/29/2011	$0.00	$217,766.52	$217,766.52
9/29/2011	$0.00	$217,766.52	$217,766.52
12/29/2011	$0.00	$215,399.49	$215,399.49
3/29/2012	$0.00	$215,399.49	$215,399.49
6/29/2012	$1,234,235.71	$217,766.52	$1,452,002.23
10/1/2012	$1,234,235.71	$190,714.78	$1,424,950.49
12/31/2012	$1,234,235.71	$153,856.78	$1,388,092.50
3/29/2013	$1,234,235.71	$119,027.66	$1,353,263.38
7/1/2013	$1,234,235.71	$95,357.39	$1,329,593.10
9/30/2013	$1,234,235.71	$61,542.71	$1,295,778.43
12/30/2013	$1,234,235.71	$30,771.36	$1,265,007.07
Total	$8,639,650.00	$1,948,401.69	$10,588,051.69